CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Tax-Exempt California Money Market Fund (the "Fund") Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-12938) of our report dated November 17, 2006, on the financial statements and financial highlights of the Tax-Exempt California Money Market Fund, included in the Fund's Annual Report dated September 30, 2006.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2007